MEDIA CONTACTS:

Bob Meldrum

bob.meldrum@twtelecom.com

303.566.1354

Patrick Mulcahy

patrick.mulcahy@twtelecom.com

303.566.1470

Time Warner Telecom to Change Name to

tw telecom July 1, 2008

-Focuses brand on customer experience, service, integrity, flexibility, and team work

-Combines close customer relationships with innovative network solutions

LITTLETON, Colo. - March 12, 2008 - Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice, Internet and data networking solutions for businesses locally and across the country, today announced that the company will change its name to tw telecom inc., effective July 1, 2008. In the interim, Time Warner Telecom will co-brand with the tw telecom name while completing necessary legal and regulatory requirements and marketing and communications activities.

"The time is right to focus our brand around the tw telecom name and a vision, a set of values and a brand promise that we have built over the past decade," said Larissa Herda, Time Warner Telecom's Chairman, President, and CEO. "Our new brand name is a key milestone in the evolution of our company, as we become the true choice for business communications services - anywhere. tw telecom acknowledges our heritage and reinforces our commitment to delivering the finest customer experience in the industry, just as we always have.

"As tw telecom, we will stay close to our roots and continue our determination to care for our customers. This company-wide mantra has always been driven by an unfailing commitment and dedication to helping customers succeed.

"We have built a company that is unmatched in delivering a powerful combination of nation-wide network assets, innovative solutions, success-based growth strategies, strong financials and a focus on the customer. We leverage these strengths to benefit each one of our customers and to grow long-term shareholder value.

"tw telecom is familiar; it is stable; it is consistent; it is clear, concise and focused - it is who we are," Herda said.

tw telecom has more commercial buildings directly connected to a fiber infrastructure than any other U.S. competitive telecom services provider.

"This gives us the ability to quickly and seamlessly deliver Ethernet and other next generation services to businesses that require more efficient network connectivity," Herda said. "This strategy has translated into double-digit growth rates for us over the past several years."

Time Warner Telecom reported 2007 revenue of $1.084 billion and modified EBITDA of $339 million. The company employs 2,859, as of Dec. 31, 2007.

Time Warner Telecom, delivers high-speed, high-capacity communications services at up to 10 Gbps to businesses, organizations, government entities, and carriers over its own national fiber infrastructure and IP backbone. Time Warner Telecom operates in 75 U.S. metropolitan areas.

Time Warner Telecom has been operating under a name licensing agreement with Time Warner Inc. that will expire June 30, 2008.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. Please visit www.twtelecom.com for more information.